Exhibit 2

Members of Group

Deer IX & Co. Ltd.

Deer IX & Co. L.P.

Bessemer Venture Partners IX L.P.

Bessemer Venture Partners IX Institutional L.P.

Deer X & Co. Ltd.

Deer X & Co. L.P.

Bessemer Century Fund L.P.

Bessemer Century Fund Institutional L.P.

Deer VIII & Co. Ltd.

Deer VIII & Co. L.P.

Bessemer VIII Institutional L.P.

15 Angels II LLC